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                                 Exhibit 4.3


                          FIRST SUPPLEMENTAL INDENTURE


      This FIRST SUPPLEMENTAL INDENTURE, dated as of April 8, 1998, supplements and amends the Indenture (herein called the "Indenture"), dated as of October 24, 1996, between Western Wireless Corporation, a corporation duly organized and existing under the laws of the State of Washington (herein called the "Company"), having its principal offices at 2001 N.W. Sammamish Road, Issaquah, Washington 98027, and Harris Trust Company of California, a trust company duly organized and existing under the laws of the State of California, as Trustee (herein called the "Trustee").


                             RECITALS OF THE COMPANY

      WHEREAS, pursuant to the Indenture, the Company issued $200,000,000 aggregate principal amount of the Company's 10-1/2% Senior Subordinated Notes due 2007 (herein called the "Notes");

      WHEREAS, Section 902 of the Indenture provides, among other things, that, with the consent of the holders of not less than a majority in principal amount of the outstanding Notes, the Company, when authorized by a Board Resolution (as defined in the Indenture) of its Board of Directors, and the Trustee may enter into a supplemental indenture amending the Indenture;

      WHEREAS, the Company has received the consent of the holders of a majority of the outstanding principal amount of the Notes to make certain amendments to the Indenture;

      WHEREAS, the Company has been authorized by a Board Resolution to enter into this Supplemental Indenture;

      NOW, THEREFORE, for and in consideration of the premises, the Issuer and the Trustee covenant and agree as follows:


                                   ARTICLE ONE

                           AMENDMENTS TO THE INDENTURE

      Section 1.1 Amendment to Section 1008. Clause (ii) of the second paragraph of Section 1008 of the Indenture is hereby amended and restated to read in its entirety as follows:

            (ii) (A) Indebtedness of the Company or any Restricted


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            Subsidiary (other than Western PCS Corporation or any Restricted
            Subsidiary of Western PCS Corporation), as the case may be, that is outstanding or committed at the date hereof under the Credit Facility (including any letters of credit issued thereunder), (B) Indebtedness of the Company or any Restricted Subsidiary (including Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation) under the NORTEL Facility, and (C) Indebtedness of Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation pursuant to one or more credit or financing facilities, the proceeds of which are used for the general corporate purposes of Western PCS Corporation or any of its Restricted Subsidiaries, and any renewal, extension, refinancing or refunding of any thereof; provided, that (y) the aggregate principal amount of the Indebtedness permitted under this Clause (ii) does not exceed $950 million at any time outstanding and (z) this Clause (ii) shall not prohibit the Company from Incurring additional Indebtedness under the Credit Facility or the NORTEL Facility, or Western PCS Corporation or any of its Restricted Subsidiaries from Incurring Indebtedness under any other credit or financing facility of Western PCS Corporation, otherwise permitted pursuant to this Section 1008;

      Section 1.2 Amendment to Section 1011. The first paragraph of Section 1011 of the Indenture is hereby amended and restated to read in its entirety as follows:

            The Company (i) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of any class of its or such Restricted Subsidiary's Capital Stock or to the holders of any class of its or such Restricted Subsidiary's Capital Stock (excluding any dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Qualified Capital Stock or in options, warrants or other rights to acquire its or such Restricted Subsidiary's Qualified Capital Stock, and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) shall not, and shall not permit any Restricted Subsidiary of the Company, directly or indirectly, to purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Related Person (other than a Restricted Subsidiary) of the Company or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or such Restricted Subsidiary or any Related Person (other than a Restricted Subsidiary) of the Company or such


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            Restricted Subsidiary, in each case other than pursuant to the cashless exercise of options, (iii) shall not make, or permit any Restricted Subsidiary of the Company to make, any loan, advance, capital contribution to, or investment in, or payment of a Guaranty of any obligation of, or purchase, redemption or other acquisition of any shares of capital stock or any Indebtedness of, any Affiliate or Related Person (other than a Restricted Subsidiary or other than any loan, advance, capital contribution to, or investment in, the Company or another Restricted Subsidiary by a Restricted Subsidiary, any purchase, redemption or other acquisition of shares of Capital Stock of any Subsidiary of the Company where the purchase price for such Capital Stock is payable entirely in Qualified Capital Stock of the Company, or any payment by any Restricted Subsidiary of any loan, advance or other Indebtedness or other amount owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and (iv) shall not, and shall not permit any Restricted Subsidiary of the Company to, redeem, defease (including, but not limited to, legal or covenant defeasance), repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness of the Company or such Restricted Subsidiary (other than the Securities) which is subordinate in right of payment to the Securities (the transactions described in Clauses (i) through (iv) being referred to herein as "Restricted Payments"), if at the time thereof and giving effect thereto:

      Section 1.3 Amendment to the Definition of Asset Disposition. The definition of "Asset Disposition" in the Indenture is hereby amended and restated to read in its entirety as follows:

            "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) all or substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries having a Fair Market Value greater than $100,000.


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      Section 1.4 Amendment to the Definition of Permitted Joint Venture. The
definition of "Permitted Joint Venture" in the Indenture is hereby amended and restated to read in its entirety as follows:

            "Permitted Joint Venture" means, as applied to any Person, (i) any corporation or other entity (a) engaged in the acquisition, ownership, operation and management of assets in the Wireless Communications Business, (b) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control, (c) of which more than forty percent (40%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and by one or more Subsidiaries of such Person and (d) with respect to which such Person has the right or option to acquire all of the outstanding Capital Stock or ownership interests not owned by such Person; or (ii) any corporation or other entity which conducts no business other than the Wireless Communications Business exclusively outside the United States.

      Section 1.5 Amendment to the Definition of Permitted Joint Venture Investment. The definition of "Permitted Joint Venture Investment" in the Indenture is hereby amended and restated to read in its entirety as follows:

            "Permitted Joint Venture Investment" means (i) any payment on account of the purchase, redemption, retirement or acquisition of
            (A) any shares of Capital Stock or other ownership interests of a Permitted Joint Venture or (B) any option, warrant or other right to acquire shares of Capital Stock or ownership interests of a Permitted Joint Venture or (ii) any loan, advance, lease, capital contribution to, or investment in, or payment of a Guaranty of any obligation of a Permitted Joint


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            Venture; provided that such loan, advance, lease, capital
            contribution, investment or payment provides for a return that is senior in right of payment to any return on the Capital Stock or ownership interests of such Permitted Joint Venture; and provided, further, that not less than 75% of the aggregate Permitted Joint Venture Investments in any Permitted Joint Venture referred to in Clause (i) of the definition of Permitted Joint Venture shall be Permitted Joint Venture Investments described in Clause (ii); and provided, further, however, that the amount of Permitted Joint Venture Investments by the Company and its Restricted Subsidiaries in Permitted Joint Ventures described in Clause (ii) of the definition of Permitted Joint Venture, shall not exceed $20 million for any single such Permitted Joint Venture or $75 million in the aggregate for all such Permitted Joint Ventures.

      Section 1.6 Amendment to the Definition of Unrestricted Subsidiary. Clause
(B) of the definition of "Unrestricted Subsidiary" in the Indenture is hereby amended and restated to read in its entirety as follows:

            (B) if such Subsidiary has assets greater than $1,000, the Fair Market Value of the Subsidiary at the time of such designation would be permitted as an investment (other than pursuant to Clause (iii) under the last paragraph of Section 1011) under Section 1011.


                                   ARTICLE TWO

                                  MISCELLANEOUS

      Section 2.1 Conditions Precedent. This First Supplemental Indenture shall become effective on the tenth Business Day following delivery of the notice to holders of the Notes required by Section 902 of the Indenture.

      Section 2.2 Incorporation of the Indenture. All of the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and form a part of, the Indenture; and the Indenture, as modified by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument for all purposes.

      Section 2.3 Effect of Headings. The Article and Section headings of this First Supplemental Indenture are for convenience only and shall not affect the construction hereof.

      Section 2.4 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

      Section 2.5 Conflict with the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be part of and govern this Supplemental Indenture, the latter provision shall control.


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      Section 2.6 Successors. All consents, covenants and agreements in this
First Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns, whether so expressed or not.

      Section 2.7 Separability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 2.8 Benefits. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture or the Indenture.

      Section 2.9 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of State of New York.

      Section 2.10 Terms Defined. All terms defined elsewhere in the Indenture have the same meanings herein.

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

                                       WESTERN WIRELESS CORPORATION


                                       By: /s/ Alan R. Bender
                                           -------------------------------
                                           Name: Alan R. Bender
                                           Title: Senior Vice President

Attest:

By: /s/ Donald Guthrie
    -------------------------------
    Name: Donald Guthrie
    Title: Chief Financial Officer

                                       HARRIS TRUST COMPANY OF CALIFORNIA


                                       By: /s/ Esther Cervantes
                                           -------------------------------
                                           Name: Esther Cervantes
                                           Title: Vice President


Attest:

By: /s/ John T. Deleray
    -------------------------------
    Name: John T. Deleray
    Title: Assistant Vice President


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